Exhibit 4.7

10 January 2017

Royal Bank of Scotland

IB Service and Operations

250 Bishopsgate

London

EC2M 4AA

For the attention of Gilda Cara, Syndicated Loans Agency

Dear Sirs

Vodafone Group Plc – $4.09bn 5+1+1 Revolving Credit Facility dated on 27 February 2015, the (“RCF”)

Included within the RCF referenced above is an Extension Option (Section 6) whereby Vodafone may give notice to the Facility Agent not more than 60 days and not less than 30 days before the second anniversary that it wishes to request that the Final Maturity Date be extended for a further period of one year i.e. extend the current Maturity Date of Friday 26 February 2021 to Friday 25 February 2022.

Please accept this letter as confirmation that Vodafone wishes to apply for such a one year extension in accordance with Section 6 of the RCF. In your role as Facility Agent please could you communicate this request to all Lenders and collate the Lender responses by Thursday 9 February 2017.

If you have any questions or require any clarification please do not hesitate to contact Neil Garrod, Vodafone Group Treasury Director.

Yours faithfully

N Read	N A Garrod
Group Chief Financial Officer	Group Treasury Director

Vodafone Group Services Limited Group Treasury

One Kingdom Street, Paddington Central,

London, W2 6BY, United Kingdom

vodafone.com

Registered office:Vodafone House, The Connection, Newbury Berkshire, RG14 2FN, Registered in England No. 3802001